Exhibit 99.9

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, I hereby consent to being named in the proxy statement/prospectus on Form S-4 of Spring Valley Acquisition Corp. (the “Proxy Statement/Prospectus”), as filed with the U.S. Securities and Exchange Commission, as may be amended or supplemented from time to time, as a nominee to the board of directors of NuScale Corp (as defined in the Proxy Statement/Prospectus). I also consent to the filing of this consent as an exhibit to such Proxy Statement/Prospectus and any amendments or supplements thereto.

/s/ Kimberly O. Warnica
Name: Kimberly O. Warnica

Date: February 11, 2022